STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 01:00 PM 10/31/1990
730304020 - 2227679

CERTIFICATE OF MERGER OF LIMONEIRA COMPANY AND THE SAMUEL EDWARDS ASSOCIATES INTO LIMONEIRA COMPANY

The undersigned corporation

DOES HEREBY CERTIFY:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION
Limoneira Company	California
The Samuel Edwards Associates	California
Limoneira Company	Delaware

SECOND: That an Agreement of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the General Corporation Law of Delaware.

THIRD: That the name of the surviving corporation of the merger is Limoneira Company, a Delaware corporation.

FOURTH: That the Restated Certificate of Incorporation of Limoneira Company, a Delaware corporation which is surviving the merger, shall be the Restated Certificate of Incorporation of the surviving corporation.

FIFTH: That the executed Agreement of Merger is on file at the principal place of business of the surviving corporation, the address of which is 1141 Cummings Road, Santa Paula, California 93060.

SIXTH: That a copy of the Agreement of Merger will be furnished on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: The authorized capital stock of each foreign corporation which is a party to the merger is as follows:

Corporation	Class	Number of Shares	Par Value per value of statement that shares are without par value
Limoneira Company, a California corporation	Common	25,000	- without par value
The Samuel Edwards Associates, a California corporation	Common	20,000	- par value $100.00 per share

EIGHTH: That this Certificate of Merger shall be effective on October 31, 1990.

Dated: OCTOBER 15, 1990

Limoneira Company

By: John M. Dickenson
President

ATTEST:

By: Alfonso T. Frisch
Secretary